Exhibit 99

FPIC INSURANCE GROUP, INC.
NAMES NEW CHIEF FINANCIAL OFFICER

JACKSONVILLE, Fla. (Business Wire) - December 14, 2005 - FPIC Insurance Group, Inc. (“FPIC”) (Nasdaq: FPIC) announced today that it had named Charles Divita, III as Chief Financial Officer of FPIC, effective January 1, 2006.

Mr. Divita currently is FPIC’s Senior Vice President - Operations and Strategy. He has been with the company since 2000, previously serving as Vice President - Finance and then as President and Chief Executive Officer of Employers Mutual, Inc., a subsidiary. Employers Mutual, which was sold earlier this year, is a third party health benefits administrator.

Mr. Divita replaces Kim D. Thorpe, who is leaving to pursue other interests. Mr. Thorpe has served as Executive Vice President and Chief Financial Officer of FPIC since November 1999. Although the change is effective January 1, Mr. Thorpe will remain with the company through March 31, 2006, to assist in the transition of his duties and with year-end reporting activities.

John R. Byers, President and Chief Executive Officer, said, “Kim Thorpe has been an important part of the significant progress we have made over the last several years. We very much appreciate his contributions and wish him the best.” He also said, “Chuck Divita is an exceptional executive with in-depth knowledge of our organization. He has extensive experience, as well as degrees, in both finance and accounting. We are fortunate to have his talents available to us for this key position.”

Corporate Profile

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers, and a provider of insurance management services to other medical professional liability insurance carriers.

Contact Information

FPIC Insurance Group, Inc.
Jacksonville, Florida
Roberta Goes Cown, Senior Vice President and Corporate Counsel
904-354-2482, Extension 3605

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http://www.fpic.com
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